EXHIBIT 99(a)

INFORMATION

FOR IMMEDIATE RELEASE

FURNITURE BRANDS INTERNATIONAL REPORTS
SALES AND EARNINGS FOR THE THIRD QUARTER OF 2005

St. Louis, Missouri, October 26, 2005 -- Furniture Brands International (NYSE:FBN) announced today its financial results for the third quarter of 2005.

Operating Results - Third Quarter

Net sales for the third quarter of 2005 were $557.9 million, compared with $574.8 million in the third quarter of 2004, a decrease of 2.9%. Net earnings for the third quarter were $9.9 million, down from $19.4 million reported for the third quarter of last year. Diluted net earnings per common share were $0.19 as compared to $0.36 in the third quarter of last year.

Included in the 2005 third quarter net earnings were restructuring, asset impairment and severance charges totaling $2.4 million ($3.7 million before income tax benefits) or $0.05 per diluted common share. The 2004 third quarter net earnings were negatively impacted by restructuring and asset impairment charges totaling $1.0 million ($1.6 million before income tax benefits) or $0.02 per diluted common share.

Operating Results - Nine Months

Net sales for the first nine months of 2005 were $1,793.2 million, compared with $1,845.4 million in the first nine months of 2004, a decrease of 2.8%. Net earnings for the nine months were $44.3 million as compared to $69.2 million in the first nine months of 2004, a decrease of 36%. Diluted net earnings per common share were $0.84 for the nine months as compared to $1.24 in the first nine months of 2004.

Included in the 2005 nine months net earnings were restructuring, asset impairment and severance charges totaling $13.0 million ($20.0 million before income tax benefits) or $0.25 per diluted common share. Included in the 2004 nine months net earnings were restructuring and asset impairment charges totaling $4.4 million ($6.9 million before income tax benefits) or $0.08 per diluted common share, as well as a $0.09 charge related to the loss of collectibility of a receivable.

Management Comments

W. G. (Mickey) Holliman, Chairman and Chief Executive Officer, commented: “As has been the case for some time, we continue to see a difference in both revenues and in operating performance across our Brands. Relatively strong business at higher-end Brands like Thomasville has been offset by continuing weakness in the middle-price Brands, Broyhill and Lane. In the near-term, we are aggressively addressing raw material and other costs to bring more value to our product line and to improve the competitive position of all of our Brands.

“In the longer-term, we continue to pursue the key strategic imperatives that will drive both growth and profitability across the company. The consolidation of the back office and manufacturing functions of our high-end brands is on plan and our logistics and supply chain processes are being streamlined, so that our senior management team can remain focused on building our Brands through product development, marketing and consumer research.”

Mr. Holliman continued, “We continue to generate strong cash flow from operations. During the third quarter we repurchased 1.4 million shares of our common stock at an average cost of $19.44. This represents the largest number of shares repurchased in a single quarter since we began the repurchase program in January of 2004, doubling what was repurchased in the first half of the year. We expect to remain in the market buying stock on an opportunistic basis using available free cash flow.”

Outlook

Mr. Holliman concluded, “Business conditions in the middle-price points remain challenging, and we see nothing in the marketplace to indicate improvement in this segment in the near term. Additionally, we are managing around unprecedented raw material price increases, particularly with reference to polyurethane foam, a situation that will likely continue through the fourth quarter. With respect to the fourth quarter, we expect net sales to be off low single digits versus the year ago period and net earnings to be in the 19 to 23 cent range, which includes the effect of 4 cents in restructuring, asset impairment and severance charges. As is our practice, we will provide an update on our fourth quarter expectations in early December.”

Furniture Brands International is America’s largest home furnishings manufacturer, manufacturing and sourcing its products under six of the best-known brand names in the industry - Broyhill, Lane, Thomasville, Henredon, Drexel Heritage and Maitland-Smith. The company markets its products across a broad spectrum of price categories and distributes its products through an extensive system of independently owned national, regional and local retailers.

This release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include the company's expected earnings per share, the prospects for the overall business environment, and other statements containing the words "expects," "anticipates," "estimates," "believes," and words of similar import. The company cautions investors that any such forward-looking statements are not guarantees of future performance and that certain factors may cause actual results to differ materially from those in the forward-looking statements. Such factors may include: overall business and economic conditions and growth in the furniture industry; changes in customer spending patterns and demand for home furnishings; competitive factors, such as design and marketing efforts by other furniture manufacturers; pricing pressures; success of the marketing efforts of retailers and the prospects for further customer failures; the company's success in furniture design and manufacture; the effects of manufacturing realignments and cost savings programs; and other risk factors listed from time to time in the company's public releases and SEC reports, including but not limited to the most recent reports on Forms 10-Q and 10-K. The company also cautions investors that our forecast for the fourth quarter of 2005 represents our outlook only as of this date, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.

A conference call will be held to discuss the first quarter results at 7:30 a.m. (Central Time) on October 27, 2005. The call can be accessed at on the company’s website at www.furniturebrands.com.

FURNITURE BRANDS INTERNATIONAL
CONSOLIDATED OPERATING RESULTS
(Dollars in thousands except per share)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2005	2004	2005	2004

Net sales	$557,927	$574,800	$1,793,245	$1,845,449
Cost of sales	427,076	429,182	1,353,819	1,370,075
Gross Profit	130,851	145,618	439,426	475,374
Selling, general and administrative expenses	114,042	112,685	367,470	356,952
Earnings from operations	16,809	32,933	71,956	118,422
Interest expense	3,146	3,472	9,094	12,332
Other income, net	903	616	3,437	1,790
Earnings before income tax expense	14,566	30,077	66,299	107,880
Income tax expense	4,647	10,654	22,005	38,646
Net earnings	$9,919	$19,423	$44,294	$69,234

Net earnings per common share (diluted)	$0.19	$0.36	$0.84	$1.24

Average diluted common shares
outstanding (in thousands)	51,708	54,339	52,654	55,784

Included in the above Consolidated Statements of Operating Results are charges for restructuring, severance and the loss of collectibility of an accounts receivable from a major customer. The following reconciliation of net earnings shows the breakdown of these charges and their impact on operations. The Company believes the exclusion of these charges provides a meaningful depiction of its ongoing operations.

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2005	2004	2005	2004

Net earnings	$9,919	$19,423	$44,294	$69,234

Adjustments:
Restructuring charges (1):
Cost of sales	2,526	114	5,817	4,959
Selling, general and administrative expenses	248	1,500	11,062	1,914
Severance (executive)	961	-	3,072	-
BHFC accounts receivable write-off	-	-	-	8,285
	3,735	1,614	19,951	15,158
Income tax expense	1,307	589	6,983	5,533
Net earnings - adjustments	2,428	1,025	12,968	9,625

Adjusted - Net earnings	$12,347	$20,448	$57,262	$78,859

Adjusted - earnings per share - diluted	$0.24	$0.38	$1.09	$1.41
(1) Restructuring charges include asset impairment charges, severance and other closing costs associated with the previously announced plant shutdowns.

FURNITURE BRANDS INTERNATIONAL
CONSOLIDATED CONDENSED BALANCE SHEETS
(Dollars in thousands)

	September 30,	December 31,
	2005	2004
Assets

Current assets:
Cash and cash equivalents	$118,489	$51,248
Receivables, net	343,502	374,733
Inventories	434,814	444,828
Prepaid expenses and other current assets	38,047	37,316
Total current assets	934,852	908,125
Property, plant and equipment, net	257,014	284,973
Intangible assets	352,768	352,768
Other assets	55,083	41,893
	$1,599,717	$1,587,759

Liabilities and Shareholders’ Equity

Current liabilities:
Accrued interest expense	$500	$538
Accounts payable and other accrued expenses	215,764	196,472
Total current liabilities	216,264	197,010
Long-term debt	301,600	302,400
Other long-term liabilities	145,013	130,866

Shareholders’ equity	936,840	957,483
	$1,599,717	$1,587,759

FURNITURE BRANDS INTERNATIONAL
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2005	2004	2005	2004
Cash flows from operating activities:
Net earnings	$9,919	$19,423	$44,294	$69,234
Adjustments to reconcile net earnings to net cash
provided by operating activities:
Depreciation and amortization	11,179	11,707	34,755	36,930
Other, net	41	1,639	11,181	801
(Increase) decrease in receivables	13,487	4,139	31,231	(1,871)
(Increase)decease in inventories	5,333	(28,637)	10,014	(44,330)
Increase in prepaid expenses and other assets	(1,611)	(2,649)	(13,433)	(8,211)
(Increase) decrease in accounts payable, accrued
interest expense and other accrued expenses	26,897	33,581	24,878	38,447
(Increase) decrease in net deferred tax liabilities	(1,802)	(869)	(4,528)	3,778
Increase in other long-term liabilities	5,476	2,689	14,800	(5,542)
Net cash provided by operating activities	68,919	41,023	153,192	89,236

Cash flows from investing activities:
Proceeds from the disposal of assets	949	1,869	4,261	6,514
Additions to property, plant and equipment	(5,679)	(6,054)	(21,186)	(20,456)
Net cash used by investing activities	(4,730)	(4,185)	(16,925)	(13,942)

Cash flows from financing activities:
Payments of long-term debt	-	-	(800)	(800)
Proceeds from the issuance of common stock	-	-	-	4,230
Payments of cash dividends	(7,757)	(6,698)	(23,649)	(20,681)
Proceeds from the issuance of treasury stock	3,703	-	7,445	7,478
Payments for the purchase of treasury stock	(27,089)	(26,254)	(52,022)	(76,753)
Net cash used by financing activities	(31,143)	(32,952)	(69,026)	(86,526)

Net increase (decrease) in cash and cash equivalents	33,046	3,886	67,241	(11,232)
Cash and cash equivalents at beginning of period	85,443	56,550	51,248	71,668
Cash and cash equivalents at end of period	$118,489	$60,436	$118,489	$60,436

Supplemental Disclosure:
Cash payments for income taxes, net	$365	$2,357	$32,815	$26,007

Cash payments for interest expense	$3,192	$3,635	$9,232	$13,177